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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

The Partners of
Star Gas Partners, L.P.:

We consent to incorporation by reference in the registration statements Nos. 333-75701 and 333-57994 on Form S-3, No. 333-49751 on Form S-4 and Nos.
333-40138, 333-46714 and 333-53716 on Form S-8 of Star Gas Partners, L.P. of our report dated December 20, 2001, relating to the consolidated balance sheets of Star Gas Partners, L.P. and Subsidiaries as of September 30, 2000 and 2001 and the related consolidated statements of operations, comprehensive income, partners' capital and cash flows for each of the years in the three-year period ended September 30, 2001 and related schedule, which report appears in the September 30, 2001 annual report on Form 10-K of Star Gas Partners, L.P.

/s/ KPMG LLP
Stamford, Connecticut
December 20, 2001